Exhibit 99

Acadia Healthcare Reports Second Quarter 2020 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--August 4, 2020--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the second quarter ended June 30, 2020.

The Company reported revenue of $750.3 million for the second quarter of 2020, compared with $789.4 million for the second quarter of 2019. Net income attributable to Acadia stockholders for the second quarter of 2020 was $41.1 million, or $0.46 per diluted share, compared to net income of $48.1 million, or $0.55 per diluted share, for the same period in 2019.

During the second quarter of 2020, the Company recognized $18.1 million ($13.5 million, net of tax), or $0.15 per diluted share, in other income from the provider relief fund established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. Results for the second quarter of 2020 also include transaction-related expenses of $5.2 million, debt extinguishment costs of $3.3 million and the income tax effect of adjustments to income of $(1.5) million. Results for the second quarter of 2019 include transaction-related expenses of $5.2 million and the income tax effect of adjustments to income of $0.4 million.

Acadia’s consolidated adjusted EBITDA for the second quarter of 2020 was $144.4 million, compared to $158.9 million for the second quarter of 2019. Adjusted income attributable to Acadia stockholders per diluted share was $0.54 for the second quarter of 2020. A reconciliation of all non-GAAP financial results in this press release appears beginning on page 8.

U.S. same facility revenue decreased 3.4%, including a 0.7% decrease in patient days and a 2.7% decrease in revenue per patient day, compared to the second quarter last year. The decrease in revenue per day is primarily attributable to a decline in outpatient volumes and reimbursement in certain markets for CTC in-person services that was temporarily affected by stay-at-home orders. In April, the Company experienced declines in inpatient volumes as a result of a number of temporary factors related to the COVID-19 pandemic. During the quarter, same facility patient days improved from a decline of 6.7% in April to an increase of 0.1% in May and an increase of 4.7% in June, compared to the same periods in the prior year. The improved volume trends were driven by a shift in marketing strategy and efforts and the easing of stay-at-home orders and other restrictions. For the month of July, same facility patient days were up 5.4% compared to last year, and demand remains strong across the U.S. operations. U.S. same facility EBITDA margin was 27.6% for the second quarter of 2020.

For the U.K. operations, same facility revenue decreased 3.8% from the second quarter last year, reflecting a 4.5% decrease in patient days, partially offset by a 0.7% increase in revenue per patient day. As the country has started to reopen and lift restrictions, certain services with a shorter length of stay have shown recent improvement with same facility patient days declining 3.4% in June and 2.1% in July. U.K. same facility EBITDA margin was 14.3% for the second quarter of 2020.

Debbie Osteen, Chief Executive Officer of Acadia Healthcare Company, remarked, “Our financial and operating results for the second quarter highlighted the ongoing need for our services in the U.S. and the U.K. While our volumes declined in the early part of the quarter when many stay-at-home orders were implemented across the U.S. and U.K., we experienced greater patient admissions across all of our service lines as the quarter progressed, restrictions eased, and our patients sought the treatments they need. We are extremely proud of the dedicated efforts of Acadia’s employees across our operations who work hard to support our patients and provide quality care, while taking all recommended precautions to keep everyone in our facilities safe.

“We believe the ongoing mental and emotional toll caused by continuing economic and societal concerns will further increase the already strong demand for mental health and substance use treatments we provide in the U.S. and U.K. We continue to make the necessary investments to serve our patients’ needs through bed expansion opportunities and additional service offerings. During the first half of 2020, we added 106 beds to our U.S. operations. In mid-July, we announced the opening of our new 144-bed behavioral health facility, Tower Behavioral Health, in Pennsylvania with our joint venture partner, Tower Health,” added Osteen.

Cash and Liquidity

Acadia’s balance sheet remains strong with ample liquidity and capital to invest in and grow its business. As of June 30, 2020, the Company had $212 million in cash and cash equivalents, which includes approximately $87 million received during the second quarter from the CARES Act. CARES Act benefits include $45 million of Medicare Advanced Payments, which the Company expects to repay over a three-month period from August to November 2020, and $20 million of provider relief fund distributions. Additionally, the Company has full availability under its $500 million revolving credit facility.

On June 24, 2020, the Company improved its debt maturity profile through the issuance of $450 million of 5.500% senior notes due 2028. The net proceeds from the offering, together with cash on hand, were used to redeem in full its outstanding 6.125% Senior Notes due 2021 and 5.125% Senior Notes due 2022, and to pay related fees and expenses.

Looking Ahead

Osteen added, “We believe there will continue to be a significant need for our services as the associated challenges brought on by the pandemic continue to affect everyone, particularly the more vulnerable and at-risk populations served by Acadia. We are equally mindful of the critical need to ensure the health and safety of everyone in our facilities by continuing to follow strict protocol measures throughout our operations. We believe Acadia is well positioned to meet the expected demand for mental health and substance use conditions. We will continue to deliver the highest quality of patient care, extend our market reach, and advance our market leadership as a behavioral healthcare facilities operator.”

Acadia will hold a conference call to discuss its second quarter financial results at 9:00 a.m. Eastern Time on Wednesday, August 5, 2020. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through August 19, 2020.

About Acadia

Acadia is a leading provider of behavioral healthcare services. As of June 30, 2020, Acadia operated a network of 589 behavioral healthcare facilities with approximately 18,200 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This news release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of the COVID-19 pandemic, including, without limitation, disruption to the U.S. and U.K. economies and financial markets; reduced admissions and patient volumes; increased costs relating to labor, supply chain and other expenditures; and difficulty in collecting patient accounts receivable due to increases in the unemployment rate and the number of underinsured and uninsured patients; (ii) potential difficulties operating our business in light of political and economic instability in the U.K. and globally relating to the U.K.’s departure from the European Union; (iii) the impact of fluctuations in foreign exchange rates, including the devaluation of the British Pound Sterling (GBP) relative to the U.S. Dollar (USD); (iv) Acadia’s efforts to sell its U.K. operations may not result in any definitive transaction or enhance stockholder value; (v) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our acquisitions, joint ventures and de novo transactions; (vi) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (vii) potential reductions in payments received by Acadia from government and third-party payors; (viii) the occurrence of patient incidents, governmental investigations and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (ix) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements, as well as risks associated with disruptions in the financial markets and financial institutions due to the COVID-19 pandemic; and (x) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except per share amounts)

Revenue	$750,311	$789,362	1,533,121	$1,549,979

Salaries, wages and benefits (including equity-based compensation expense of $5,808, $4,182, $10,787 and $10,283, respectively)	427,603	430,219	867,919	859,798
Professional fees	58,614	58,429	121,914	115,436
Supplies	30,124	30,914	62,095	60,871
Rents and leases	20,827	20,419	41,651	40,726
Other operating expenses	92,600	94,677	191,129	188,542
Other income	(18,070)	-	(18,070)	-
Depreciation and amortization	41,445	41,077	83,125	81,657
Interest expense, net	38,726	48,610	81,511	96,740
Debt extinguishment costs	3,271	-	3,271	-
Transaction-related expenses	5,241	5,212	8,790	9,533
Total expenses	700,381	729,557	1,443,335	1,453,303
Income before income taxes	49,930	59,805	89,786	96,676
Provision for income taxes	8,216	11,604	14,005	18,964
Net income	41,714	48,201	75,781	77,712
Net income attributable to noncontrolling interests	(635)	(61)	(1,239)	(101)
Net income attributable to Acadia Healthcare Company, Inc.	$41,079	$48,140	$74,542	$77,611

Earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$0.47	$0.55	$0.85	$0.89
Diluted	$0.46	$0.55	$0.84	$0.88

Weighted-average shares outstanding:
Basic	87,872	87,618	87,818	87,562
Diluted	88,608	87,837	88,228	87,770

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2020	2019
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$211,939	$124,192
Accounts receivable, net	325,507	339,775
Other current assets	73,495	78,244
Total current assets	610,941	542,211
Property and equipment, net	3,160,784	3,224,034
Goodwill	2,425,372	2,449,131
Intangible assets, net	89,047	90,357
Deferred tax assets	3,274	3,339
Operating lease right-of-use assets	475,262	501,837
Other assets	68,548	68,233
Total assets	$6,833,228	$6,879,142

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$48,465	$43,679
Accounts payable	118,799	127,045
Accrued salaries and benefits	119,939	122,552
Current portion of operating lease liabilities	30,038	29,140
Other accrued liabilities	210,123	141,160
Total current liabilities	527,364	463,576
Long-term debt	3,078,445	3,105,420
Deferred tax liabilities	90,688	71,860
Operating lease liabilities	474,218	502,252
Derivative instrument liabilities	8,683	68,915
Other liabilities	116,553	128,587
Total liabilities	4,295,951	4,340,610
Redeemable noncontrolling interests	33,939	33,151
Equity:
Common stock	879	877
Additional paid-in capital	2,567,050	2,557,642
Accumulated other comprehensive loss	(500,879)	(414,884)
Retained earnings	436,288	361,746
Total equity	2,503,338	2,505,381
Total liabilities and equity	$6,833,228	$6,879,142

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2020	2019
	(In thousands)
Operating activities:
Net income	$75,781	$77,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,125	81,657
Amortization of debt issuance costs	6,382	5,887
Equity-based compensation expense	10,787	10,283
Deferred income taxes	22,045	(205)
Debt extinguishment costs	3,271	-
Other	(1,152)	2,395
Change in operating assets and liabilities:
Accounts receivable, net	11,066	(27,669)
Other current assets	(8,238)	(10,591)
Other assets	2,823	661
Accounts payable and other accrued liabilities	40,923	(11,060)
Accrued salaries and benefits	(794)	(3,232)
Other liabilities	18,925	2,848
Net cash provided by operating activities	264,944	128,686

Investing activities:
Cash paid for acquisitions, net of cash acquired	-	(44,900)
Cash paid for capital expenditures	(132,080)	(139,128)
Cash paid for real estate acquisitions	(4,415)	(4,448)
Proceeds from sale of property and equipment	1,412	11,649
Other	(4,849)	(1,155)
Net cash used in investing activities	(139,932)	(177,982)

Financing activities:
Borrowings on long-term debt	450,000	-
Borrowings on revolving credit facility	100,000	76,573
Principal payments on revolving credit facility	(100,000)	(11,573)
Principal payments on long-term debt	(21,242)	(16,492)
Repayment of long-term debt	(450,000)	-
Payment of debt issuance costs	(10,595)	-
Common stock withheld for minimum statutory taxes, net	(1,377)	(1,615)
Distributions to noncontrolling interests	(451)	-
Other	(2,344)	(4,345)
Net cash (used in) provided by financing activities	(36,009)	42,548

Effect of exchange rate changes on cash	(1,256)	(221)

Net increase (decrease) in cash and cash equivalents	87,747	(6,969)
Cash and cash equivalents at beginning of the period	124,192	50,510
Cash and cash equivalents at end of the period	$211,939	$43,541

Effect of acquisitions:
Assets acquired, excluding cash	$-	$48,555
Liabilities assumed	-	(3,655)
Cash paid for acquisitions, net of cash acquired	$-	$44,900

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Same Facility Results (a,c)
Revenue	$727,003	$753,527	-3.5%	$1,477,457	$1,479,526	-0.1%
Patient Days	1,129,064	1,155,857	-2.3%	2,267,797	2,281,482	-0.6%
Admissions	42,944	45,432	-5.5%	87,616	89,898	-2.5%
Average Length of Stay (b)	26.3	25.4	3.3%	25.9	25.4	2.0%
Revenue per Patient Day	$644	$652	-1.2%	$651	$648	0.5%
EBITDA margin	23.3%	23.9%	-60 bps	22.2%	23.0%	-80 bps

U.S. Same Facility Results (a)
Revenue	$490,801	$508,024	-3.4%	$991,952	$989,434	0.3%
Patient Days	648,518	652,861	-0.7%	1,294,832	1,281,032	1.1%
Admissions	41,158	43,143	-4.6%	83,628	85,225	-1.9%
Average Length of Stay (b)	15.8	15.1	4.1%	15.5	15.0	3.0%
Revenue per Patient Day	$757	$778	-2.7%	$766	$772	-0.8%
EBITDA margin	27.6%	26.9%	70 bps	25.9%	26.0%	-10 bps

U.K. Same Facility Results (a,c)
Revenue	$236,202	$245,503	-3.8%	$485,505	$490,092	-0.9%
Patient Days	480,546	502,996	-4.5%	972,965	1,000,450	-2.7%
Admissions	1,786	2,289	-22.0%	3,988	4,673	-14.7%
Average Length of Stay (b)	269.1	219.7	22.4%	244.0	214.1	14.0%
Revenue per Patient Day	$492	$488	0.7%	$499	$490	1.9%
EBITDA margin	14.3%	17.8%	-350 bps	14.6%	17.0%	-240 bps

U.S. Facility Results
Revenue	$491,475	$509,813	-3.6%	$1,000,692	$997,773	0.3%
Patient Days	648,518	656,456	-1.2%	1,306,520	1,296,780	0.8%
Admissions	41,158	43,153	-4.6%	84,761	85,405	-0.8%
Average Length of Stay (b)	15.8	15.2	3.6%	15.4	15.2	1.5%
Revenue per Patient Day	$758	$777	-2.4%	$766	$769	-0.5%
EBITDA margin	27.4%	26.6%	80 bps	25.5%	25.5%	0 bps

U.K. Facility Results (c)
Revenue	$258,836	$269,827	-4.1%	$532,429	$537,886	-1.0%
Patient Days	633,049	671,140	-5.7%	1,290,318	1,335,533	-3.4%
Admissions	2,048	2,653	-22.8%	4,666	5,411	-13.8%
Average Length of Stay (b)	309.1	253.0	22.2%	276.5	246.8	12.0%
Revenue per Patient Day	$409	$402	1.7%	$413	$403	2.5%
EBITDA margin	12.2%	16.4%	-420 bps	12.7%	15.5%	-280 bps

Total Facility Results (c)
Revenue	$750,311	$779,640	-3.8%	$1,533,121	$1,535,659	-0.2%
Patient Days	1,281,567	1,327,596	-3.5%	2,596,838	2,632,313	-1.3%
Admissions	43,206	45,806	-5.7%	89,427	90,816	-1.5%
Average Length of Stay (b)	29.7	29.0	2.3%	29.0	29.0	0.2%
Revenue per Patient Day	$585	$587	-0.3%	$590	$583	1.2%
EBITDA margin	22.2%	23.0%	-80 bps	21.1%	22.0%	-90 bps
(a) Results for the periods presented exclude the elderly care division of our U.K. operations and certain closed services.
(b) Average length of stay is defined as patient days divided by admissions.
(c) Revenue and revenue per patient day for the three and six months ended June 30, 2019 is adjusted to reflect the foreign currency exchange rate for the comparable periods of 2020 in order to eliminate the effect of changes in the exchange rate. The exchange rate used in the adjusted revenue and revenue per patient day amounts for the three and six months ended June 30, 2019 is 1.24 and 1.26, respectively.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$41,079	$48,140	$74,542	$77,611
Net income attributable to noncontrolling interests	635	61	1,239	101
Provision for income taxes	8,216	11,604	14,005	18,964
Interest expense, net	38,726	48,610	81,511	96,740
Depreciation and amortization	41,445	41,077	83,125	81,657
EBITDA	130,101	149,492	254,422	275,073

Adjustments:
Equity-based compensation expense (a)	5,808	4,182	10,787	10,283
Transaction-related expenses (b)	5,241	5,212	8,790	9,533
Debt extinguishment costs (c)	3,271	-	3,271	-
Adjusted EBITDA	$144,421	$158,886	$277,270	$294,889

Adjusted EBITDA margin	19.2%	20.1%	18.1%	19.0%

See footnotes on page 10.

Acadia Healthcare Company, Inc.
Reconciliation of Adjusted Income Attributable to Acadia Healthcare Company, Inc. to
Net Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$41,079	$48,140	$74,542	$77,611

Adjustments to income:
Transaction-related expenses (b)	5,241	5,212	8,790	9,533
Debt extinguishment costs (c)	3,271	-	3,271	-
Income tax effect of adjustments to income (d)	(1,461)	438	(1,805)	987
Adjusted income attributable to Acadia Healthcare Company, Inc.	$48,130	$53,790	$84,798	$88,131

Weighted-average shares outstanding - diluted	88,608	87,837	88,228	87,770

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.54	$0.61	$0.96	$1.00

See footnotes on page 10.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income adjusted for net income attributable to noncontrolling interests, provision for income taxes, net interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction-related expenses and debt extinguishment costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. We define Adjusted income as net income adjusted for transaction-related expenses, debt extinguishment costs and income tax effect of adjustments to income.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income when reporting their results. Our presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted income should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

(a) Represents the equity-based compensation expense of Acadia.
(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, U.K. sale, strategic review, management transition and other similar costs.
(c) Represents debt extinguishment costs recorded in connection with the repayment of the 6.125% and 5.125% Senior Notes in June 2020.
(d) Represents the income tax effect of adjustments to income based on tax rates of 16.7% and 17.2% for the three months ended June 30, 2020 and 2019, respectively, and 15.7% and 16.9% for the six months ended June 30, 2020 and 2019, respectively.

Contacts

Gretchen Hommrich
Director, Investor Relations
(615) 861-6000